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                                                                    EXHIBIT 10.9

                      [PAIN THERAPEUTICS, INC. LETTERHEAD]

Edmon R. Jennings
P.O. Box 2102
South San Francisco, CA 94083-2102


Dear Ed,

I believe PTI could benefit tremendously from your years of experience commercializing life science products. In this spirit, I am pleased to offer you the position of Chief Commercialization Officer. The terms of your employment, outlined below, reflect our previous discussions:

1. As Chief Commercialization Officer and an officer of the Company, you will report to the President & CEO.

2. Your primary responsibilities will include advising the Company on its commercialization strategy, advising the Company on its business development strategy, assessing outside product and late-stage technology opportunities and other responsibilities as these may arise from time-to-time.

3. Your cash compensation will be $195,000 per year will be reviewed annually. Your will be eligible to receive a discretionary year end cash and/or equity bonus.

4. You will receive an option to buy 225,000 shares of PTI common stock within 30 days of your full-time start date. This option will be priced at the fair market value of PTI's common stock at the date of grant, which is currently $0.20 per share. Your option will vest monthly and equally over 48 months, starting on the date of your full-time employment with PTI.

5. We agree that your full-time start date will be February 1, 2000.

6. You will be eligible to receive medical, life insurance, disability or other health, insurance or other benefits provided to PTI's full-time employees as these become defined and available to other employees. Until these benefits are defined, you will be reimbursed in full and at cost for all COBRA associated expenses.

7. You will be entitled to earn and to take up to three (3) weeks paid vacation at times mutually agreeable to you and PTI. Vacation time is accrued at the rate of 1.25 days per month. Unused vacation may not be reimbursed or carried forward from year to year without prior written consent of the CEO.
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8. You acknowledge and agree that in accordance with California law, your employment at PTI is "at will". You understand that PTI or you may terminate your employment at any time, for any reason or no reason, with or without cause and with and without notice. PTI also reserves the right to make personnel decisions regarding your employment, including but not limited to, promotions, salary adjustment, scope of responsibilities, transfer and termination consistent with PTI's needs.

In the event PTI terminates your employment without cause after your one year anniversary with the Company, PTI will continue to provide you with your regular base salary and health benefits until the earlier of a) three months from the date of termination, or b) your date of new employment or other compensated position elsewhere. You will not receive severance or other termination benefits or any other benefits (including vesting of unvested stock) in the event either
a) you terminate this employment arrangement for any reason or no reason, or b) PTI terminates this employment arrangement for any reason or no reason in the first 12 months of your full-time employment, or c) PTI terminates this employment arrangement with cause.

You and PTI further agree that all disputes, claims or causes of action arising out of your employment of its termination shall be submitted to binding arbitration before a neutral arbitrator, except where the law specifically forbids the use of arbitration as a final and binding remedy.

9. You warrant and represent that you have no commitments or obligations inconsistent with PTI's offer of employment. You further understand and agree that this is a full-time and exclusive position in the services of PTI. Notwithstanding the foregoing, PTI is aware and agrees that you continue to serve as director or trustee of Asilomar Software, Inc. and San Francisco performances.

10. PTI will reimburse you for all reasonable business and travel expenses incurred on behalf of PTI.

11. You agree to sign a "CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT" (attached).

12. This offer expires December 31, 1999 unless mutually signed and received by PTI before then.

Ed, I believe these terms reflect our discussions. If acceptable to you, please sign, date and return one original copy.

I truly look forward to working with you!


/s/ REMI BARBIER
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Remi Barbier
President & CEO

     I agree to the terms and conditions of employment set forth in this letter,

                                                           /s/ EDMON R. JENNINGS
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                                                          Date: 29 December 1999
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